Exhibit 99.2

Email from Linda Findley to Company Employees

To: Company@

From: Linda

Subject: Blue Apron Announces Agreement to be Acquired by Wonder Group

Hi everyone,

In 2022, we shared our strategy for achieving long-term, sustainable growth and reaching profitability called “The Next Course.” Part of our three-year strategy includes building an ecosystem of partners and relationships that creates Better Living Through Better Food.

In June, we announced the shift of our physical operations and fulfillment centers to FreshRealm. As you know, FreshRealm is now responsible for our box logistics and our fulfillment centers, along with the technology to source ingredients and pack and ship our boxes. And we are very pleased with how that partnership has been progressing.

Today, I am delighted to share with you that Blue Apron entered into a definitive merger agreement to be acquired by Wonder Group, a company founded by entrepreneur Marc Lore that is redefining at-home dining and food delivery through high-quality meals created by some of the most recognizable restaurants and chefs in the U.S. Under the terms of the merger agreement, Blue Apron shareholders will be entitled to receive $13.00 in cash per share through a tender offer, representing a total equity value of approximately $103 million. The press release with full details of this news can be found here [insert link].

By joining forces with Wonder, we will continue to realize our vision of Better Living Through Better Food, and support how families and loved ones come together over food. Both Wonder and Blue Apron deliver high-quality, chef-curated meals, making this a great match to offer more incredible mealtime experiences. The Blue Apron brand and product that our customers know and love will stay the same, with more opportunity for product expansion in the future. That also means that the Blue Apron our employees know and love is expected to continue to operate as is following the closing. Once Wonder acquires all of the Blue Apron shares, Blue Apron will no longer be a publicly traded company.

Looking ahead, I ask for your full support and cooperation as we work through the process to close the transaction. We expect it to close in the fourth quarter of 2023 and will provide updates when we can. Until then, Blue Apron and Wonder will remain as separate, independent companies and we should continue business as usual, with laser sharp focus on delivering our plans and driving towards our profitability goals in Q2 2024.

I will be hosting a virtual Kitchen Sync with the ELT at 11am EST today to address questions. We will also host a Town Hall with Marc Lore and members of his leadership team on Tuesday, Oct. 3rd. Stay tuned for more details. In the meantime, please take time to read the set of FAQs we’ve prepared for you. Also, your ELT members will be holding team meetings throughout the day.

Congratulations to all! We are embarking on another exciting chapter on our journey as a part of ‘The Next Course’.

Thank you for everything you do for Blue Apron – for your dedication to our customers, our brand, and to each other. I look forward to talking more with you later today.

Linda

Additional Information and Where to Find It

The tender offer for the outstanding shares of the Company described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Wonder and its acquisition subsidiary will file with the Securities and Exchange Commission (“SEC”) upon commencement of the tender offer. The solicitation and offer to buy outstanding shares of the Company will only be made pursuant to the tender offer materials that Wonder and its acquisition subsidiary intend to file with the SEC. At the time the tender offer is commenced, Wonder will file a tender offer statement on Schedule TO with the SEC, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO CAREFULLY READ THE TENDER OFFER MATERIALS, INCLUDING THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. The tender offer materials (including the offer to purchase and related letter of transmittal), as well as the solicitation/recommendation statement will be mailed to the Company’s stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov, by contacting the Company’s Investor Relations either by telephone at (347) 719-4312 or e-mail at investor.relations@blueapron.com or on the Company’s website at www.investors.blueapron.com. The information contained in, or that can be accessed through, the Company’s website is not a part of, or incorporated by reference herein. In addition to an offer to purchase, a related letter of transmittal and certain other tender offer documents, as well as the solicitation/recommendation statement, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by the Company with the SEC for free on the SEC’s website at www.sec.gov.

Forward Looking Statements

This communication includes statements concerning the Company and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," “will,” "should," “would,” "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. The forward-looking statements in this communication are only predictions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this and are subject to a number of risks, uncertainties and assumptions including, without limitation, uncertainties as to the timing of the tender offer and the completion of the proposed acquisition of the Company; the risk that the proposed acquisition may not be completed in a timely manner or at all; the possibility that competing offers or acquisition proposals for the Company will be made; uncertainty regarding how many of the Company’s stockholders will tender their shares in the tender offer; the possibility that any or all of the various conditions to the consummation of the tender offer, or the various closing conditions to the proposed acquisition may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; the possibility of business disruptions due to transaction-related uncertainty; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of the proposed acquisition (or the announcement thereof) on the trading price of the Company’s common stock; relationships with associates, customers, other business partners and key third parties, or governmental entities; transaction costs; risks that the proposed acquisition disrupts current plans and operations of the Company or adversely affects employee retention; the risk that stockholder litigation in connection with the proposed acquisition may result in significant costs of defense, indemnification and liability, or present risks to the timing or certainty of the closing of the transaction; the risk that the proposed acquisition of the Company will divert management’s attention from ongoing business operations; changes in the Company’s businesses during the period between announcement and closing of the proposed acquisition; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which is filed with the SEC and available at www.sec.gov, and other filings that the Company may make with the SEC in the future, including the Schedule TO and related tender offer documents to be filed by Wonder Group and the Schedule 14D-9 to be filed by Blue Apron. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected or anticipated in these forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by the Company in this filing speaks only as of the date hereof. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.